EXHIBIT 99.1

Xechem International, Inc.
379 Thornall Street
Edison, NJ 08837
(732) 205-0500
(732) 205-0504 Fax

Xechem International, Inc. and Xechem, Inc.  Files Chapter 11 to Protect Assets as It Addresses Financial and Legal Challenges

Xechem International, Inc. (the "Company" or "Xechem") announced today that it and one of its subsidiaries, Xechem Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court") to suspend all litigation and to restructure its debt. The Company intends to work with all of its constituencies to reach mutually acceptable resolutions and to exit bankruptcy as expeditiously as possible. Xechem's operations are expected to continue as normal throughout the bankruptcy process, while the Company executes on its reorganization plans.  Xechem’s other subsidiaries are not part of this Chapter 11 filing.  Xechem’s Nigerian subsidiary, Xechem Pharmaceuticals Nigeria Limited, will continue its normal operations of the manufacturing and sale of NICOSAN™, a drug approved for marketing in Nigeria for the management of Sickle Cell Disease.

"As a result of litigation and litigation expenses arising from the law suits of former officers, employees and consultants of the Company, as well as third party lawsuits, and to protect the operations of our Nigerian subsidiary from default judgments and creditors, it became necessary to seek the protection of the Court. We have taken and will continue to take the necessary steps to protect, strengthen and expand our operations in Nigeria." said Dr. Robert Swift, Chief Oversight Officer of Xechem International, Inc. “After careful consideration of all available alternatives, the Company's Board of Directors determined that filing for Chapter 11 was a necessary and prudent step that allows us to operate our business without the threat of litigation that could have impaired or interrupted our Nigerian operation while continuing to implement a debt restructuring in a controlled, Court-supervised environment."

The Company expects to fund ongoing operations including payment of employee wages and benefits and payments to vendors for both goods and services provided during the Chapter 11 case, from available cash, cash generated by its Nigerian subsidiary, sale of assets and if necessary to seek a commitment for debtor-in-possession (DIP) financing.  Available cash, cash from operations in Nigeria, sale of assets and the possible DIP financing will be used to fund the Company, subject to court approval, where necessary. In addition, the Company has commenced restructuring discussions with its unsecured creditors for conversion of debt of the Company into equity through a plan of reorganization, which if successful, would result in material deleveraging of the Company's balance sheet.

Dr. Swift continued, "Filing for Chapter 11 is never an easy decision, however, we view this process as an important step in our ongoing strategic restructuring. We expect to emerge from bankruptcy as a stronger, more able company, well positioned for growth and enhanced profitability. We are proud of the progress we have made to commercialize NICOSAN™ in Nigeria and look forward to commercializing Nicosan worldwide.”

Xechem International, Inc.
379 Thornall Street
Edison, NJ 08837
(732) 205-0500
(732) 205-0504 Fax

Xechem has retained Heller, Draper, Hayden, Patrick, & Horn, L.L.C, a bankruptcy and insolvency law firm, to assist the Company throughout the restructuring process.

The Company and its domestic subsidiary have filed their voluntary Chapter 11 petitions in the United States Bankruptcy Court for the Northern District of Illinois. Xechem International, Inc. case has been assigned case number 08-30513 and Xechem, Inc. has been assigned case number 08-30512.  Additional information about the restructuring will be made available at the parent Company's website http://www.xechem.com within the next three weeks.

Forward-Looking Statements
This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. Factors that might cause such a difference include, but are not limited to: the effects of our chapter 11 filing; our ability to maintain adequate liquidity; and our ability to obtain and maintain normal terms with customers, suppliers and service providers. These and other risks are or will be detailed from time to time in the Xechem's periodic reports that are filed with the Securities and Exchange Commission, including the Form 8K's filed today in conjunction with this announcement (and other announcements) and Xechem's quarterly report on Form 10-Q for the quarter ended March 30, 2007. Xechem International, Inc. is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.